1628 Marshall
Houston, Texas 77006-4122
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ps@larrearx.com

February 25, 2009

Larrea Bio-Sciences issues a letter of intent on February 12th to purchase all of the assets of Neurogenisis Symbol ( NEUN.pk ) with a liquidating preferred valued at 1.5 times the current market value of Neurogenisis, with an option to purchase another $500,000 worth of Larrea Biosciences stock in separate tranches over a five (5) year period at a discount to the then trading prices of Larrea Biosciences ranging from thirty (30%) per cent to fifteen (15%). Neurogenisis has 7 patented Natural products which generate between sixty-thousand to seventy-five thousand a month in revenue and are used as supplements to nourish brain chemistry, though network marketing.  It currently trades at .0015 cents a share and has 60,860,000 shares outstanding, Larrea intends to purchase only the assets of the company with no dilution to current shareholders.